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                                                                     EXHIBIT 4.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              INFOCURE CORPORATION

     1.  The name of the corporation (hereinafter the "Corporation") is:

                              INFOCURE CORPORATION

     2.  The Certificate of Incorporation is hereby amended as follows:

         (a) By deleting Article FOURTH in its entirety and by substituting in lieu thereof the following:

          FOURTH: The aggregate number of shares of all classes of the capital stock which the Corporation shall have authority to issue is two hundred two million (202,000,000) shares which are divided into two million (2,000,000) shares of preferred stock with a par value of $.001 each, and two hundred million (200,000,000) shares of common stock with a par value of $.001 each.

          Subject to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the board of directors of the corporation is authorized to determine, without shareholder action, the powers, designations, preferences, limitations, voting power and relative, participating, optional and other special rights and qualifications, limitations and restrictions of the preferred stock, including without limitation, the relative rights of any class of shares of preferred stock, each series within a class, the number of shares within each class and series and the dividend rights, conversion rights and terms of redemption (including sinking fund provisions and liquidation preferences), all to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware.

          Each holder of shares of common stock shall be entitled to one vote for each share of common stock held of record on all matters on which the holders of common stock are entitled to vote.

     3. The Amendment of Certificate of Incorporation herein certified has been duly adopted by the written consent of the directors and stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
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     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by a duly authorized officer on the 5th day of March, 1999.


                                   INFOCURE CORPORATION

                                   By:  /s/ Frederick L. Fine
                                        ----------------------------
                                        Frederick L. Fine, President

ATTEST:

/s/ James K. Price
-------------------------
James K. Price, Secretary